Avantair, Inc. Reports Fiscal First Quarter 2009 Revenues Up 27 Percent
- Company Achieves Positive EBITDA in September; Sales Momentum Continued in October -

CLEARWATER, Fla. - November 12, 2008 - Avantair, Inc. (OTCBB:AAIR) (OTCBB:AAIRU) (OTCBB:AAIRW) (“the Company”), the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, today reported financial and operational results for the first quarter ended September 30, 2008.

First Quarter Fiscal 2009 Business Highlights
•
Strong sales growth resulted in a 27.4% year-over-year increase in total revenues, to $32.7 million, due to the success of recent marketing initiatives and despite ongoing challenging macro-economic conditions

o	Revenues from maintenance and management fees were $17.1 million, an increase of 31.6% versus the same year-ago period
o	Charter card and demonstration revenues increased 12.5% over the prior year’s levels
•	Loss from operations decreased 57.7% year-over-year, to $1.9 million
•	EBITDA loss for the quarter declined to $819,980 from $1.3 million for the fourth quarter of fiscal year 2008
•	Avantair was EBITDA positive for the month of September

"Our strong performance this quarter demonstrates continued penetration of the market for private jet travel and an ongoing focus on operational execution that culminated in the achievement of EBITDA profitability for September,” stated Mr. Steven Santo, CEO of Avantair. “Recent marketing and advertising campaigns, coupled with a weakening economy, are highlighting Avantair’s position as the lowest-cost and most fuel-efficient provider. This in turn generated significant interest, in the form of leads generated and fractional share sales, from customers of competing fractional share programs. Coupled with recent utilization improvements and lower fuel costs starting in September, Avantair is well positioned to further benefit from these trends.”

First Quarter 2009 Financial Results

Total revenues for the first quarter ended September 30, 2008 were $32.7 million compared to $25.7 million for same period last year, an increase of 27.4%.

Revenues from fractional aircraft shares sold were $12.5 million for the first quarter of fiscal 2009, an increase of $2.7 million or 27.4% compared with $9.8 million for the first quarter of fiscal 2008. This was primarily due to a 23% increase in the number of fractional shares sold to 678.5 through September 30, 2008, from 552 fractional shares sold through September 30, 2007. According to accounting principles generally accepted in the United States (“GAAP”), fractional aircraft sales revenues and the associated costs of fractional aircraft sales are amortized over 60 months.

Revenues from maintenance and management fees were $17.1 million, an increase of 31.6% from $13.0 million in the year-ago period. This reflects a 23% increase in the number of fractional aircraft shares sold and the increase in monthly management fees for new and renewing fractional shareowners to $9,650 during the first quarter of fiscal 2009, from $9,400 in the prior year quarter.

Charter card and demonstration revenue for the three months ended September 30, 2008 was $2.4 million, up 12.5% from $2.1 million for the three months ended September 30, 2007. This reflects an increase in hours flown by customers using the Company’s card program, as a result of increased marketing of charter cards. Charter card revenue is recognized when the cardholder uses the hours, not when the card hours are purchased.

As a result of increased fleet size and a 23% year-over-year increase in the number of fractional shares sold, the expected increase in cost of flight operations, including the cost of fuel, was limited to 3.4% this quarter. The total cost of flight operations was $16.3 million for the first quarter ended September 30, 2008, compared to $15.8 million in the same year-ago period, which clearly demonstrates the leveragability of our business model. This was further highlighted by a significant decrease in charter expenses, due to use of the Company’s core aircraft to alleviate scheduling conflicts, enhanced flight software and flight scheduling staff training.

SG&A expenses for the first quarter of fiscal 2009 were $6.6 million, or 20.1% of revenue, compared to $5.6 million, or 21.7% of revenue, in the fourth quarter of fiscal 2008. We were encouraged by the decline in these expenses as a percent of revenue, as this clearly reflects the leverage in our model as we increase our fleet.

Loss from operations for the first quarter of fiscal 2009 was $1.9 million versus $4.5 million in the same year-ago period.

Net loss for the first quarter of fiscal 2009 decreased by 30.4% to $3.3 million from $4.8 million during the same period last year.

Subsequent Development

For the month of October, Avantair announced record sales in what is seasonally a soft month. This performance highlights growing consumer demand for the Piaggio Avanti P. 180 and success of the Company’s recent marketing and advertising campaigns aimed at increasing leads generated from owners of competing fractional share programs.

Mr. Santo concluded, “We expect demand for our fractional program to remain robust given its advantageous economics relative to competing programs and an expanding sales pipeline. Business momentum continued into October as sales reached a monthly record. As such, we anticipate strong year-over-year revenue growth for the second fiscal quarter.”

Conference Call

Avantair will host a conference call to discuss financial results for its first quarter of fiscal 2009 and provide an update on business developments at 5:00 p.m. Eastern Time today. Investors may participate in the conference call by dialing 800-218-0713 (303-262-2161 for international callers). When prompted, ask for the "Avantair Inc. Fiscal First Quarter 2009 Earnings Conference Call." A telephonic replay of the conference call may be accessed approximately two hours after the call through November 19, 2008, by dialing 800-405-2236 (303-590-3000 for international callers). The replay access code is 11122339#. The conference call will be webcast simultaneously on the Avantair Inc. website at www.avantair.com under Investors. The webcast replay will be archived for 12 months.

About Avantair

Avantair, the only publicly traded stand-alone fractional operator and the sole North American provider of fractional shares in the Piaggio Avanti P.180 aircraft, is headquartered in Clearwater, FL with approximately 400 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 50 aircraft, with another 59 Piaggio Avanti IIs on order through 2013. For more information about Avantair, please visit: http://www.avantair.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Avantair's future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" and similar expressions. Avantair cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Avantair assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Avantair's filings with the Securities and Exchange Commission (SEC) and those as may be identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company's products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition. The information set forth herein should be read in light of such risks. Avantair does not assume any obligation to update the information contained in this press release.

Avantair’s filings with the SEC, accessible on the SEC's website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

- Financial Tables to Follow -

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

ASSETS

	September 30,	June 30,
	2008	2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$8,217,851	$19,149,777
Accounts receivable, net of allowance for doubtful accounts of $213,487 at September 30, 2008 and June 30, 2008	10,599,869	5,692,809
Inventory	198,060	252,407
Current portion of aircraft costs related to fractional share sales	40,377,987	40,417,203
Current portion of notes receivable	1,498,103	832,107
Prepaid expenses and other current assets	2,026,430	2,173,992

Total current assets	62,918,300	68,518,295

AIRCRAFT COSTS RELATED TO FRACTIONAL SHARE SALES - net of current portion	81,904,559	92,383,071

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization of $10,329,062 at September 30, 2008 and $8,989,277 at June 30, 2008	24,856,859	25,663,264

OTHER ASSETS
Cash - restricted	2,834,890	2,826,290
Deposits on aircraft	9,607,773	8,679,277
Deferred maintenance agreement on aircraft engines	2,027,203	2,228,509
Notes receivable-net of current portion	258,207	1,008,223
Goodwill	1,141,159	1,141,159
Other assets	1,980,461	2,029,367

Total other assets	17,849,693	17,912,825

Total assets	$187,529,411	$204,477,455

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

LIABILITIES AND STOCKHOLDERS' DEFICIT

	September 30,	June 30,
	2008	2008
	(Unaudited)
CURRENT LIABILITIES
Accounts payable	$5,274,440	$4,718,355
Accrued liabilities	3,566,068	5,528,472
Customer deposits	506,481	1,905,682
Short-term notes payable	10,810,705	15,775,260
Current portion of long-term notes payable	7,165,558	6,648,093
Current portion of deferred revenue related to fractional aircraft share sales	48,789,487	47,778,900
Unearned management fee and charter card revenues	15,956,963	16,316,044

Total current liabilities	92,069,702	98,670,806

Long-term notes payable, net of current portion	21,734,489	23,856,322
Deferred revenue related to fractional aircraft share sales, net of current portion	91,948,781	96,525,785
Other liabilities	2,682,462	2,636,730

Total long-term liabilities	116,365,732	123,018,837

Total liabilities	208,435,434	221,689,643

COMMITMENTS AND CONTINGENCIES
Series A convertible preferred stock $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,461,743	14,439,358

STOCKHOLDERS' DEFICIT
Perferred stock, $.0001 par value, authorized 700,000 shares; none issued	-	-
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 15,297,621 shares issued and outstanding at September 30, 2008 and 15,286,792 shares issued and outstanding at June 30, 2008	1,530	1,529
Additional paid-in capital	44,933,905	45,314,393
Accumulated deficit	(80,303,201)	(76,967,468)

Total stockholders' deficit	(35,367,766)	(31,651,546)

Total liabilities and stockholders' deficit	$187,529,411	$204,477,455

AVANTAIR, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended September 30, 2008 and 2007
(Unaudited)

	2008	2007
Revenues
Fractional aircraft sold	$12,493,716	$9,803,793
Maintenance and management fees	17,077,139	12,974,596
Charter card and demonstration revenue	2,366,224	2,103,382
FBO and other revenues	739,382	772,728

Total revenue	32,676,461	25,654,499

Operating expenses
Cost of fractional aircraft shares sold	10,605,023	8,047,427
Cost of flight operations	11,810,384	12,097,515
Cost of fuel	4,512,406	3,691,420
General and administrative expenses	5,660,787	4,533,056
Selling expenses	907,751	1,023,856
Depreciation and amortization	1,082,265	761,439
Total operating expenses	34,578,616	30,154,713

Loss from operations	(1,902,155)	(4,500,214)

Other income (expenses)
Other income	1,200	-
Interest income	24,703	192,722
Interest expense	(1,459,481)	(485,206)
Total other expenses	(1,433,578)	(292,484)

Net loss	(3,335,733)	(4,792,698)

Preferred stock dividend and accretion of expenses	(391,513)	-
Net loss attributable to common stockholders	$(3,727,246)	$(4,792,698)

Loss per common share:
Basic and diluted	$(0.24)	$(0.31)

Weighted- average common shares outstanding:
Basic and diluted	15,287,694	15,220,817

Avantair, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Nine Months Ended September 30, 2008

	January	February	March	April	May	June	July	August	September
Revenue	$10,105,546	$9,593,965	$10,245,899	$10,264,227	$10,451,238	$10,673,343	$10,783,890	$10,940,121	$10,952,450

Cost of fractional aircraft shares sold	3,143,834	3,006,472	3,254,022	3,298,867	3,459,206	3,506,448	3,565,159	3,573,391	3,466,473
Operating expenses	8,699,621	8,090,882	7,777,756	7,739,837	7,366,817	7,387,041	7,700,631	7,810,124	7,380,573
Depreciation and amortization	385,342	383,849	363,675	249,156	249,156	247,419	360,755	360,755	360,755
	12,228,797	11,481,203	11,395,453	11,287,860	11,075,179	11,140,907	11,626,545	11,744,270	11,207,801

Loss from operations	$(2,123,251)	$(1,887,238)	$(1,149,554)	$(1,023,633)	$(623,941)	$(467,564)	$(842,655)	$(804,149)	$(255,351)

EBITDA	$(1,737,909)	$(1,503,389)	$(785,879)	$(774,477)	$(374,785)	$(162,957)	$(481,900)	$(443,394)	$105,404

Contact:

Avantair, Inc.	The Piacente Group, Inc.
Richard Pytak, Chief Financial Officer	Lesley Snyder
727-538-7910 x.105	212-481-2050
rpytak@avantair.com	lesley@thepiacentegroup.com